Exhibit 99

Florida Power & Light Company Corporate Communications Dept. Media Line: 305-552-3888 November 17, 2008

FPL rate proposals would keep bills among the lowest in the state and nation, while funding long-term investments in fuel efficiency, cleaner energy and reliability

JUNO BEACH, Fla. - Florida Power & Light Company today filed proposals with the Florida Public Service Commission (PSC) that would lower the typical residential customer bill in 2009 and hold the proposed 2010 bill increase well below the rate of inflation experienced since the company's last rate settlement.

The filings detail FPL's request for the level of 2009 fuel charges, on which the PSC is expected to vote Dec. 2, and the initiation of a base rate proceeding for 2010 in advance of the expiration of the existing rate agreement at the end of 2009.

2009 customer bills to decrease effective Jan. 6

The typical 1,000 kilowatt-hour residential customer bill is currently $111.12 monthly.

FPL is proposing to reduce this customer bill, effective Jan. 6, 2009, to $109.55 through a lower 2009 fuel charge, reflecting a recent reduction in prices in fuel markets.

The fuel charge - representing the cost of natural gas and fuel oil FPL must purchase to generate electricity for its customers - is a pass-through charge on which FPL makes no profit.

Proposed 2010 bill holds increase well below inflation rate

FPL today filed formal notification with the PSC indicating its intent to initiate a base rate proceeding in March 2009. New rates would take effect Jan. 1, 2010, upon approval by the PSC. The current rate agreement expires Dec. 31, 2009.

FPL's current base rate settlement took effect Jan. 1, 2006, and, at that time, resulted in a typical 1,000 kilowatt-hour residential customer bill of $108.61. Compared to this amount, a typical 2010 bill would increase in the range of 6 to 9 percent to approximately $115 to $118, which is well below the cumulative estimated impact of inflation of 12 percent for the period. This bill is based on current fuel price projections and could increase or decrease based on actual fuel prices.

An increase in the general base rate, offset in part by lower fuel costs, would support investments intended to keep FPL bills among the lowest in the state and well below the national average while also enhancing system reliability, increasing generation of clean energy and helping to ensure greater fuel efficiency and fuel diversity.

The base rate covers the general costs of doing business, including operating and maintenance expenses for power plants and power lines, as well as the capital costs associated with these assets. FPL's base rate currently represents approximately 35 percent of a residential customer's bill, excluding franchise fees and municipal taxes. The fuel charge represents about 54 percent of the current customer bill while the remaining 11 percent of the bill is for other items such as environmental and conservation programs, purchased power, and gross receipts taxes.

Investing to benefit customers while keeping rates among lowest

"Our bills are among the lowest in the state and well below the national average today, and we're working hard to keep them that way by making smart investments. Floridians expect affordable, reliable, clean energy solutions now and in the future, and we have a plan of action to deliver on meeting this expectation," said FPL President and Chief Executive Officer Armando J. Olivera.

"We're investing to make our infrastructure stronger, smarter, cleaner, more efficient and less reliant on any single source of fuel. While these investments in the near term increase base rates, they help to reduce the impact of volatile fuel prices over the longer term, which in turn keeps customer bills lower over the long term as well," Olivera said.

According to the most recent data available from the Florida Municipal Electric Association and Edison Electric Institute, FPL bills are 13 percent lower than the average electric bill in Florida and 17 percent lower than the national average, despite FPL having made investments that make the company one of the cleanest energy generators in the United States.

FPL's retail base rates are 17 percent lower now than they were in 1985 - the last time a general base rate increase was sought and granted - despite inflation of 107 percent for the same period.

In the past 10 years, FPL's emphasis on operating efficiently has directly benefited customers through base rate decreases in the period, saving customers more than $6 billion. During this period, customer bills have risen roughly with inflation, driven by large increases in the price of fuel. FPL makes no profit from the fuel charge.

Making prudent investments to secure Florida's energy future

"While we are mindful of the difficult economy, we are also responsible for making prudent, long lead-time investments in the electrical infrastructure," Olivera noted.

"We're investing to make our infrastructure stronger every day, in good weather and bad. We're investing in smart technology that gives customers more control and improves reliability. We're doing our part to fight climate change by investing in even cleaner energy. And we're investing to increase fuel efficiency and reduce our reliance on any single source of fuel. By doing so, we are helping to secure Florida's energy future," he said.

A general base rate increase will support capital investments in:

  Strengthening the transmission and distribution system to enhance its reliable operation day to day and during extreme weather conditions;
  Advanced meters and other smart technology that will give customers more information and control over their energy usage in the future while enhancing the company's ability to manage the system more efficiently and to predict and act on potential reliability issues before they occur.
  Existing fossil fuel power generation facilities to enhance their efficient and reliable operation and to lower fuel costs for customers; and,
  Existing nuclear power generation facilities to ensure safe, reliable performance over their lifetime.

Currently, base rates do not include the cost of storm restoration, and insurance for such costs is not available. FPL's base rate proposal includes funding to cover the cost of repairing damage from hurricanes.

As part of the rate case, FPL will request an extension of the existing regulatory treatment for new generation, which provides for base rate adjustments for new generation projects such as:

  Modernization of power plants at Riviera and Cape Canaveral to increase their fuel efficiency and reduce the company's use of imported fuel oil; and,
  Construction of a third natural gas generating unit in western Palm Beach County, which will be among the most efficient and cleanest of its kind in the country.

FPL will also request adjustments to service fees to ensure such costs are borne by those responsible for them and are not subsidized by all customers.

About Florida Power & Light Company

Florida Power & Light Company is a subsidiary of FPL Group, Inc. (NYSE:FPL), nationally known as a high quality, efficient and customer-driven organization focused on energy-related products and services.  With annual revenues of over $15 billion and a growing presence in 27 states, FPL Group is widely recognized as one of the country's premier power companies. Florida Power & Light Company serves 4.5 million customer accounts in Florida.  FPL Energy, LLC, FPL Group's competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.FPL.com, www.FPLGroup.com and www.FPLEnergy.com.

Cautionary Statements and Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group and Florida Power & Light Company (Florida Power & Light) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or Florida Power & Light's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and Florida Power & Light in this press release, on their respective websites, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance, climate change strategy or growth strategies (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, aim, believe, could, estimated, may, plan, potential, projection, target, outlook, predict, intend) are not statements of historical facts and may be forward-looking.  Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or Florida Power & Light's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and Florida Power & Light.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and Florida Power & Light undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and Florida Power & Light's operations and financial results, and could cause FPL Group's and Florida Power & Light's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  FPL Group and Florida Power & Light are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including, but not limited to, initiatives regarding deregulation and restructuring of the energy industry and environmental matters, including, but not limited to, matters related to the effects of climate change.  Florida Power & Light holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and Florida Power & Light.
  The operation and maintenance of transmission, distribution and power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and Florida Power & Light.
  The construction of, and capital improvements to, power generation facilities, including nuclear facilities, involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and Florida Power & Light could be adversely affected.

  Adverse capital and credit market conditions may adversely affect FPL Group's and FPL's ability to meet liquidity needs, access capital and operate and grow their businesses, and the cost of capital.  Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations and financial condition of FPL Group and FPL, as well as exert downward pressure on stock prices.

  FPL Group's and FPL's inability to maintain their current credit ratings may adversely affect FPL Group's and FPL's liquidity, limit the ability of FPL Group and FPL to grow their businesses, and would likely increase interest costs.

  FPL Group and FPL are subject to credit and performance risk from third parties under supply and service contracts.

  Customer growth and customer usage in Florida Power & Light's service area affect FPL Group's and Florida Power & Light's results of operations.
  Weather affects FPL Group's and Florida Power & Light's results of operations, as can the impact of severe weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities.
  FPL Group and Florida Power & Light are subject to costs and other potentially adverse effects of legal and regulatory proceedings as well as regulatory compliance and changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.
  Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL Group's and Florida Power & Light's business may impact the operations of FPL Group and Florida Power & Light in unpredictable ways.
  The ability of FPL Group and Florida Power & Light to obtain insurance and the terms of any available insurance coverage could be adversely affected by national, state or local events and company-specific events.
  FPL Group and Florida Power & Light are subject to employee workforce factors that could adversely affect the businesses and financial condition of FPL Group and Florida Power & Light.

The risks described herein are not the only risks facing FPL Group and Florida Power & Light.  Additional risks and uncertainties not currently known to FPL Group or Florida Power & Light, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or Florida Power & Light's business, financial condition and/or future operating results.

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